NEWS FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE
May 10, 2010

Petroleum Development Corporation Announces 2010 First Quarter Results: Company Reports Net Income of $23.7 Million, or $1.23 per diluted share; Adjusted Cash Flow from Operations of $49.3 Million, or $2.56 per diluted share; Quarterly Production Exceeded Guidance by 7%

DENVER, CO, May 10, 2010: Petroleum Development Corporation (“PDC” or the “Company”) (NASDAQ:PETD) today reported its 2010 first quarter operating and financial results.

First Quarter 2010 Highlights

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The Company reported net income for the quarter ended March 31, 2010 of $23.7 million, or $1.23 per diluted share, compared with a March 31, 2009 quarterly net loss of $5.7 million, or a $0.38 loss per diluted share.

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Adjusted net income attributable to shareholders, a non-GAAP financial measure defined below, for the first quarter 2010 was $10.9 million, or $0.57 per diluted share, compared to $4.1 million, or $0.27 per diluted share in the same 2009 period.

•	First quarter 2010 results reflect a 30% increase in average realized sales prices (including realized gains on derivatives), to $9.20 per Mcfe for Q1 2010 compared to $7.08 per Mcfe for Q1 2009.

•	Adjusted cash flow from operations, a non-GAAP financial measure defined below, for the first quarter 2010 was $49.3 million, compared to $39.7 million for the first quarter 2009.

•	First quarter 2010 production of 9.1 Bcfe exceeded the Company’s guidance of 8.5 Bcfe by 7%, primarily due to increased production from the Wattenberg Field.

•	The Company drilled 38.6 total net wells during the first quarter 2010, compared to 24.9 total net wells drilled in the same 2009 period.

•	Operating costs and G&A are in line with expectations.

•	The Company’s liquidity at March 31, 2010 improved to $253.8 million, compared to $238.2 million at December 31, 2009.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “We are very pleased with our operational and financial results for the quarter.  We are drilling in all of our major fields, our production, particularly in the oil and liquids-rich Wattenberg Field, has increased, and we are very encouraged with our progress in the Marcellus Shale where we reached total depth on our first horizontal well.  Although our per unit costs have risen somewhat due to production declines from 2009 levels, overall our costs remain low which along with our hedges are allowing us to make money in this very low gas pricing environment.  Our operating teams continue to perform exceptionally well.  We expect our production to continue to increase throughout the year, although with lower annual realized prices than forecasted we are not revising guidance upward at this time.”

Financial Results

Natural gas and oil sales revenues from the Company's producing properties for the first quarter 2010 were up 52% to $60.4 million, an increase of $20.7 million from $39.7 million for the same 2009 period.  The average realized price of natural gas and oil, including realized gains and losses on derivatives, was $9.20 per Mcfe in the first quarter 2010 compared to $7.08 per Mcfe in the first quarter of 2009.  The average sales price for natural gas and oil, excluding realized gains and losses on derivatives, during this year’s first quarter was $6.67 per Mcfe, an increase of approximately 76% from $3.79 per Mcfe for the same quarter 2009.  The Company anticipates a diminishing contribution to realized gains, as compared to the first quarter of 2010, from its existing hedge positions for the remainder of year.

Commodity price risk management contributed a gain of $43.2 million for the first quarter of 2010.  The $43.2 million gain was comprised of a $22.9 million realized gain and a $20.3 million unrealized gain.  Both the realized and unrealized gain were the result of a decrease in spot and forward natural gas prices offset somewhat by an increase in spot and forward oil and liquids prices during the first quarter 2010.  Commodity price risk management contributed a gain of $23.7 million for the first quarter 2009, which was comprised of a $36.6 million realized gain offset by a $12.9 million unrealized loss.

Natural gas and oil production and well operations costs decreased 4% to $15.7 million, or $1.73 per Mcfe for the first quarter 2010, compared to $16.4 million, or $1.47 per Mcfe for the first quarter 2009.  The reduction, on an absolute basis, was primarily attributable to the preservation of cost reductions for field service and equipment costs in the Company’s producing basins, offset to a degree by higher production taxes during the period.  The increase on a per Mcfe basis was due to lower production in the first quarter 2010 versus the first quarter 2009.  Production taxes, which fluctuate with natural gas and oil revenues, increased $0.5 million, or 27%, to $2.4 million in the first quarter 2010 versus the same period of 2009.

DD&A expense for the first quarter 2010 decreased 17% to $28.4 million, or $3.14 per Mcfe, from $34.4 million, or $3.08 per Mcfe, in the respective quarter 2009.  The DD&A expense related to gas and oil properties for the first quarter 2010 was $26.4 million, or $2.91 per Mcfe, compared to $32.4 million, or $2.90 per Mcfe, for the first quarter 2009.  The expense decrease was primarily due to a 19% decrease in production in the first quarter 2010, compared to the first quarter 2009.

General and administrative expenses decreased to $10.7 million in the first quarter 2010, from $12.1 million in the same 2009 period.  The first quarter 2010 expense decrease was primarily related to the expensing of previously capitalized 2008 acquisition costs of $1.5 million in the first quarter 2009, pursuant to the adoption of a new accounting standard.

The Company’s exploration expense increased from $5.6 million in the first quarter 2009 to $6.4 million in the first quarter 2010.  The increase was primarily due to costs related to several deep exploratory zone tests in the Piceance Basin and the acceleration of Marcellus Shale seismic expenses, partially offset by drilling rig demobilization and inventory impairment costs incurred in the first quarter 2009.

Interest expense decreased $0.6 million to $7.8 million in the first quarter 2010, from $8.4 million in the same period of 2009, primarily as a result of continued debt reduction.  Debt to book capitalization was 33% at March 31, 2010.

Drilling Activity

As of March 31, 2010, a total of 26 productive wells, 25 drilled in 2010 and one drilled in 2009, were waiting to be fractured and/or turned in line for gas pipeline connection.

Wells Drilled

	Three Months Ended March 31,
	2010		2009
	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg	38	33.8	18	17.9
Piceance	4	4.0	1	1.0
NECO	-	-	5	2.5
Other	1	0.1	1	0.5
Total Rocky Mountain Region	43	37.9	25	21.9
Appalachian Basin	1	0.7	3	3.0
Total Wells Drilled	44	38.6	28	24.9

Average Costs Related to Oil and Gas Operations (per Mcfe)

Three Months Ended March 31,

	2010	2009
Average lifting costs (lease operating expense, exclusive of production taxes)	$ 1.04	$ 0.93
Exploration expense (less impairment and amortization)	$ 0.64	$ 0.45
DD&A (oil and gas properties only)	$ 2.91	$ 2.90

Gas and Oil Sales and Production

Natural gas and oil sales from the Company’s producing properties for the first quarter 2010 were up 52% to $60.4 million compared to $39.7 million for the same prior year period, an increase of $20.7 million.  The revenue increase was directly related to the 76% increase in the Company’s weighted average commodity sales price, excluding gains on derivatives, in the first quarter 2010.

Production for the first quarter 2010 was approximately 19% below production for the same period in 2009 due to the Company’s decision in late 2008 to reduce capital spending to preserve liquidity in response to the depressed commodity price environment, and the contribution of Shallow Devonian producing properties in the Appalachian Basin to PDC’s joint venture.

The following table provides production by area of operation, as well as the average sales price for the quarters ended March 31, 2010 and 2009, excluding realized and unrealized derivative gains or losses:

	Three Months Ended March 31,
	2010	2009	% Change
Natural Gas (Mcf)
Rocky Mountain Region	6,275,218	7,788,034	-19%
Appalachian Basin	630,510	975,681	-35%
Other	368,799	326,546	13%
Total	7,274,527	9,090,261	-20%

Weighted Average Sales Price per Mcf	$5.30	$3.23	64%

Oil (Bbls)
Rocky Mountain Region	294,876	341,183	-14%
Appalachian Basin	722	1,704	-58%
Other	1,080	997	8%
Total	296,678	343,884	-14%

Weighted Average Sales Price per Bbl	$73.55	$37.77	95%

Natural Gas Equivalents (Mcfe)*
Rocky Mountain Region	8,044,474	9,835,132	-18%
Appalachian Basin	634,842	985,905	-36%
Other	375,279	332,528	13%
Total	9,054,595	11,153,565	-19%

Weighted Average Sales Price per Mcfe	$6.67	$3.79	76%

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Gas and Oil Derivative Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and oil prices.  PDC has in place a series of collars, fixed price swaps and basis swaps on a portion of its natural gas and oil production.  If the applicable index rises above the ceiling price or swap, the Company pays the counterparty; however, if the index drops below the floor or swap, the counterparty pays the Company.  The majority of PDC’s hedging counterparties are lenders to the Company’s revolving credit facility.  A complete listing of the Company’s derivative positions as of March 31, 2010 is included in the Company’s Form 10-Q, available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures

This release refers to "adjusted cash flow from operations" and “adjusted net income attributable to shareholders” both of which are non-GAAP financial measures.  Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables.  Adjusted net income attributable to shareholders is net income (loss) attributable to shareholders excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period.  The Company believes it is important to consider adjusted cash flow from operations and adjusted net income attributable to shareholders separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by considerable changes in commodity prices.  Adjusted cash flow from operations and adjusted net income attributable to shareholders are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

The following tables provide the calculation of adjusted cash flow from operations and adjusted net income attributable to shareholders, non-GAAP measures, for the three months ended March 31, 2010 and 2009 (in thousands, except per share data):

Adjusted Cash Flow from Operations

	Three Months Ended March 31,

	2010	2009
Net cash provided by operating activities	$ 51,345	$ 35,879
Changes in assets and liabilities	(2,016)	3,862
Adjusted cash flow from operations	$ 49,329	$ 39,741

Adjusted Net Income Attributable to Shareholders

	Three Months Ended March 31,

	2010	2009
Net income (loss) attributable to shareholders	$ 23,724	$ (5,703)
Unrealized (gain) loss on derivatives, net	(20,490)	13,188
Provision for underpayment of gas sales	-	2,581
Tax effect of above adjustments	7,689	(6,012)
Adjusted net income attributable to shareholders	$ 10,923	$ 4,054
Weighted average diluted shares outstanding	19,287	14,793
Adjusted earnings per share - diluted	$ 0.57	$ 0.27

PETROLEUM DEVELOPMENT CORPORATION
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues:
Natural gas and oil sales	$ 60,368	$ 39,742
Sales from natural gas marketing	24,311	22,389
Commodity price risk management gain, net	43,222	23,683
Well operations, pipeline income and other	2,845	2,838
Total revenues	130,746	88,652

Costs and expenses:
Natural gas and oil production and well operations costs	15,676	16,361
Cost of natural gas marketing	23,854	21,878
Exploration expense and impairment of natural gas and oil properties	6,418	5,643
General and administrative expense	10,694	12,094
Depreciation, depletion and amortization	28,389	34,360
Total costs and expenses	85,031	90,336

Gain on sale of leaseholds	-	120

Income (loss) from operations	45,715	(1,564)
Interest income	5	20
Interest expense	(7,800)	(8,383)
Income from continuing operations before income taxes	37,920	(9,927)
Provision (benefit) for income taxes	14,251	(4,095)
Income (loss) from continuing operations	23,669	(5,832)
Income from discontinued operations, net of tax	-	113
Net income (loss)	23,669	(5,719)
Less: net loss attributable to noncontrolling interests	(55)	(16)
Net income (loss) attributable to shareholders	$ 23,724	$ (5,703)

Amounts attributable to PDC shareholders:
Income (loss) from continuing operations	$ 23,724	$ (5,816)
Income from discontinued operations, net of tax	-	113
Net income (loss) attributable to shareholders	$ 23,724	$ (5,703)

Earnings (loss) per share attributable to shareholders - diluted:
Income (loss) from continuing operations	$ 1.23	$ (0.39)
Income from discontinued operations	-	0.01
Net income (loss) attributable to shareholders	$ 1.23	$ (0.38)

Weighted average common shares outstanding - diluted	19,287	14,793

First Quarter 2010 Teleconference and Webcast

The Company will host a conference call with investors to discuss first quarter 2010 results. The Company invites you to join Richard W. McCullough, Chairman and Chief Executive Officer, Gysle R. Shellum, Chief Financial Officer, and Barton R. Brookman, Senior Vice President – Exploration and Production, for a conference call on Tuesday, May 11, 2010, for a discussion of the results.

Event:                           Tuesday, May 11, 2010, 1:00pm EDT
Webcast:                      Log-on to the PDC website at www.petd.com
Domestic:                     877-312-8799
International:               253-237-1192
Conference ID:            70638282

Replay Numbers:
Domestic:                     800-642-1687
International:               706-645-9291
Conference ID:            70638282

A replay of the call will be available through Tuesday, May 25, 2010.

About Petroleum Development Corporation

Petroleum Development Corporation is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements.   Words such as expects, anticipates, intends, plans, believes, seeks, estimates, projects, and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the cautionary statements made in this release, PDC’s annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission (“SEC”) and public disclosures.  The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date of this report.  PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events.

CONTACT: Marti Dowling, Manager Investor Relations, 303.831.3926, ir@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303/860-5800
~ www.petd.com ~

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